JPMorgan Chase Financial Company LLC

Free Writing Prospectus Filed Pursuant to Rule 433

Registration Statement Nos. 333-270004 and 333-270004-01

Dated July 24, 2023

13m SPX Dual Directional Buffered Participation Securities

This document provides a summary of the terms of the Dual Directional Buffered Participation Securities, which we refer to as the securities. Investors must carefully review the accompanying preliminary pricing supplement referenced below, product supplement, underlying supplement, prospectus supplement and prospectus and the “Risk Considerations” on the following page, prior to making an investment decision.

SUMMARY TERMS
Issuer:	JPMorgan Chase Financial Company LLC (“JPMorgan Financial”)
Guarantor:	JPMorgan Chase & Co.
Underlying index:	S&P 500® Index (Bloomberg ticker: SPX Index)
Payment at maturity:

If the final index value is greater than the initial index value, for each $1,000 stated principal amount security,

$1,000 + upside payment

In no event will the payment at maturity exceed the maximum payment at maturity.

If the final index value is equal to the initial index value or is less than the initial index value but has decreased from the initial index value by an amount less than or equal to the buffer amount of 15.00%, for each $1,000 stated principal amount security,

$1,000 + ($1,000 × absolute index return)

In this scenario, you will receive a 1% positive return on the securities for each 1% negative return on the index.  In no event will this amount exceed the stated principal amount plus $150.00.

If the final index value is less than the initial index value and has decreased from the initial index value by an amount greater than the buffer amount of 15.00%, for each $1,000 stated principal amount security,

($1,000 × index performance factor) + $150.00

This amount will be less than the stated principal amount of $1,000 per $1,000 stated principal amount security.  However, subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co., under no circumstances will the securities pay less than $150.00 per $1,000 stated principal amount security at maturity.

Upside payment:	$1,000 × index percent change
Index percent change:	(final index value – initial index value) / initial index value
Absolute index return:	The absolute value of the index percent change. For example, a -5% index percent change will result in a +5% absolute index return.
Buffer amount:	15.00%
Initial index value:	The closing level of the underlying index on the pricing date
Final index value:	The closing level of the underlying index on the valuation date
Index performance factor:	final index value / initial index value
Maximum payment at maturity:	At least $1,071.00 (at least 107.10% of the stated principal amount) per $1,000 stated principal amount security
Minimum payment at maturity:	$150.00 per $1,000 stated principal amount security (15.00% of the stated principal amount)
Stated principal amount:	$1,000 per $1,000 stated principal amount security
Issue price:	$1,000 per $1,000 stated principal amount security
Pricing date:	Expected to be July 31, 2023
Original issue date (settlement date):	3 business days after the pricing date
Valuation date†:	September 3, 2024
Maturity date†:	September 6, 2024
CUSIP / ISIN:	48133YLS1 / US48133YLS18
Preliminary pricing supplement:	http://www.sec.gov/Archives/edgar/data/ 1665650/000121390023059123/ea158474_424b2.htm

†Subject to postponement

The estimated value of the securities on the pricing date will be provided in the pricing supplement and will not be less than $950.00 per $1,000 stated principal amount security.

For information about the estimated value of the securities, which likely will be lower than the price you paid for the securities, please see the hyperlink above.

Any payment on the securities is subject to the credit risk of JPMorgan Financial as issuer of the securities, and the credit risk of JPMorgan Chase & Co., as guarantor of the securities.

Dual Directional Buffered Participation Securities Payoff Diagram*

The Dual Directional Buffered Participation Securities
The Underlying Index
$1,600.00
$1,500.00
$1,400.00
$1,300.00
$1,200.00
$1,100.00
$1,000.00
$900.00
$800.00
$700.00
$600.00
Payment at Maturity on the Buffered PLUS
$1,071.00 Hypothetical Maximum Payment at Maturity
$1,000 Stated Principal Amount
Buffer Zone
-15.00%
7.10%
-40%
-30%
-20%
-10%
0%
10%
20%
30%
40%
Percentage Change in the Underlying Index

*The actual maximum payment at maturity will be provided in the pricing supplement and will not be less than $1,071.00 per security.

Change in Underlying Index	Return on the Securities*
50.00%	7.10%
40.00%	7.10%
30.00%	7.10%
20.00%	7.10%
10.00%	7.10%
7.10%	7.10%
5.00%	5.00%
1.00%	1.00%
0.00%	0.00%
-5.00%	5.00%
-10.00%	10.00%
-15.00%	15.00%
-20.00%	-5.00%
-30.00%	-15.00%
-40.00%	-25.00%
-50.00%	-35.00%
-60.00%	-45.00%
-80.00%	-65.00%
-100.00%	-85.00%

*Assumes a hypothetical maximum payment at maturity of 107.10% of the stated principal amount

JPMorgan Chase Financial Company LLC

13m SPX Dual Directional Buffered Participation Securities

Underlying Index

For more information about the underlying index, including historical performance information, see the accompanying preliminary pricing supplement.

Risk Considerations

The risks identified below are not exhaustive. Please see “Risk Factors” in the accompanying prospectus supplement, product supplement and preliminary pricing supplement for additional information.

Risks Relating to the Securities Generally

▪	The securities do not pay interest and you could lose up to 85.00% of your principal at maturity.
▪	The appreciation potential of the securities if the underlying index has appreciated is limited by the maximum payment at maturity.
▪	Your maximum downside gain on the securities is limited by the buffer amount.
▪	The securities are subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co., and any actual or anticipated changes to our or JPMorgan Chase & Co.’s credit ratings or credit spreads may adversely affect the market value of the securities.
▪	As a finance subsidiary, JPMorgan Financial has no independent operations and has limited assets.
▪	Secondary trading may be limited.
▪	The final terms and estimated valuation of the securities will be provided in the pricing supplement.
▪	The tax consequences of an investment in the securities are uncertain.

Risks Relating to Conflicts of Interest

▪	Economic interests of the issuer, the guarantor, the calculation agent, the agent of the offering of the securities and other affiliates of the issuer may be different from those of investors.
▪	Hedging and trading activities by the issuer and its affiliates could potentially affect the value of the securities.

Risks Relating to the Estimated Value and Secondary Market Prices of the Securities

▪	The estimated value of the securities will be lower than the original issue price (price to public) of the securities.
▪	The estimated value of the securities does not represent future values of the securities and may differ from others’ estimates.
▪	The estimated value of the securities is derived by reference to an internal funding rate.
▪	The value of the securities as published by J.P. Morgan Securities LLC (and which may be reflected on customer account statements) may be higher than the then-current estimated value of the securities for a limited time period.
▪	Secondary market prices of the securities will likely be lower than the original issue price of the securities.
▪	Secondary market prices of the securities will be impacted by many economic and market factors.

Risks Relating to the Underlying Index

▪	JPMorgan Chase & Co. is currently one of the companies that make up the underlying index.
▪	Investing in the securities is not equivalent to investing in the underlying index.
▪	Adjustments to the underlying index could adversely affect the value of the securities.
▪	Governmental legislative and regulatory actions, including sanctions, could adversely affect your investment in the securities.

Tax Considerations

You should review carefully the discussion in the accompanying preliminary pricing supplement under “Additional Information about the Securities — Tax considerations” concerning the U.S. federal income tax consequences of an investment in the securities, and you should consult your tax adviser.

SEC Legend: JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. have filed a registration statement (including a prospectus) with the SEC for any offerings to which these materials relate. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co., any agent or any dealer participating in the this offering will arrange to send you the prospectus and each prospectus supplement as well as any product supplement, underlying supplement and preliminary pricing supplement if you so request by calling toll-free 1-866-535-9248.